UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 10, 2013
Date of Report (Date of earliest event reported)

Rango Energy Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-53253 (Commission File Number)	20-8387017 (IRS Employer Identification No.)

400 S. Zang Blvd. Suite 812 Dallas, Texas (Address of principal executive offices)	75208 (Zip Code)

(888) 224-6039
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective October 10, 2013, Rango Energy Corp. (the "Company") increased the number of its authorized shares of common stock from 150,000,000 shares, par value $0.001 per share, to 1,000,000,000 shares, par value $0.001 per share. A copy of the Certificate of Amendment (the "Certificate of Amendment"), as filed with the Nevada Secretary of State to give effect to the increase in the Company's authorized shares of common stock, is filed as Exhibit 3.1 hereto.

Item 5.07     Submission of Maters to a Vote of Security Holders

The increase in the Company's authorized share capital as described above in Item 5.03 was authorized by the consent of the holders of a majority of the Company's issued and outstanding shares. On September 3, 2013, the Company's Board of Directors approved, by way of unanimous written consent resolutions, the increase in the Company's authorized shares of common stock from 150,000,000 shares, par value $0.001 per share, to 1,000,000,000 shares, par value $0.001 per share, and at the same time approved the submission of the increase in authorized shares of common stock to the holders of the majority of the Company's outstanding shares of common stock, who also approved such increase in authorized shares of common stock on September 3, 2013 by written consent. In addition, the Board of Directors set September 3, 2013 as the record date for the determination of stockholders who were entitled to receive the Schedule 14C Information Statement with respect to this matter. The Company filed the definitive Schedule 14C with the Securities and Exchange Commission on September 16, 2013 and on or around the same date mailed the definitive Schedule 14C to all stockholders of record as of the record date, which informed such stockholders of record that the Certificate of Amendment would be filed with the Nevada Secretary of State and would become effective, on or about October 7, 2013.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01      Financial Statements and Exhibits

(a)     Financial Statements of Business Acquired

Not applicable.

(b)     Pro forma Financial Information

Not applicable.

(c)     Shell Company Transaction

Not applicable.

(d)     Exhibits
Exhibit	Description
3.1	Certificate of Amendment filed with the Nevada Secretary of State on October 10, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RANGO ENERGY INC.
DATE: October 16, 2013	/s/ Herminder Rai Herminder Rai CFO and a director

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